EXHIBIT 99.1

US Ecology Announces Fourth Quarter and Full Year 2020 Results; Initiates 2021 Business Outlook

FOURTH QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $241.1 million, up 4% including NRC
  Base Business revenue declined 8%; Event Business revenue declined 3%
  Field Services revenue grew 16%, excluding NRC
  Goodwill and intangible asset impairment charges of $104.6 million
  Net loss of $92.4 million, or $2.97 per diluted share
  Adjusted earnings per diluted share of $0.19
  Adjusted EBITDA of $42.8 million
  Strong quarterly adjusted free cash flow generation, up 31% to $17.3 million
  Net debt of $712.0 million, down from $727.9 million at December 31, 2019

2021 BUSINESS OUTLOOK:

  Revenue expected to range from $940 million to $990 million
  Adjusted earnings per diluted share expected to range from $0.65 to $0.88
  Adjusted EBITDA expected to range from $175 million to $185 million
  Adjusted free cash flow expected to range from $60 million to $77 million
  Capital expenditures expected to range from $85 million to $90 million

BOISE, Idaho, Feb. 25, 2021 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported results for the fourth quarter and full year ended December 31, 2020.

“Our business continues on the path to recovery as evidenced by the strong trends shown in the fourth quarter of 2020 and continuing into early 2021,” commented Chairman and Chief Executive Officer, Jeff Feeler. “This resilience, augmented by the capital preservation and cost savings initiatives implemented earlier in the year, resulted in another strong quarter of free cash flow growth.”

“These solid results wouldn’t have been possible without the tireless work and flexibility of the entire US Ecology team which came together across all business units and service lines to move the organization forward in these challenging times. Our legacy US Ecology field services businesses continued to perform well, increasing revenue 16% over the fourth quarter of 2019. Growth was driven primarily by our Emergency Response, Small Quantity Generation and Transportation service lines, which drove a 46% improvement in segment EBITDA. While we saw continued year-over-year declines in Base Business revenue in our Waste Solutions segment, sequentially we saw improvement of 7% compared to the third quarter of 2020. We look forward to building on this progress in the year ahead, demonstrating the value of our integrated portfolio of assets and delivering over the long term. Overall, we delivered $42.8 million of adjusted EBITDA during the fourth quarter which included a discretionary adjustment of $2.7 million to our non-executive incentive plans to reward our team for the tremendous work they accomplished throughout 2020 in the most trying of times.”

REPORTING SEGMENT CHANGE
In connection with our full year 2020 reporting, we have redefined our reporting segments to better align with our strategy and to increase clarity. Our new reporting segments include Waste Solutions, Field Services and Energy Waste, which are defined below. Throughout this release we will be referring to these new reporting segments. All financial information presented in this release has been recast to reflect these changes.

Waste Solutions (“WS”) provides safe and compliant specialty waste management services including treatment, disposal, beneficial re-use, and recycling of hazardous, non-hazardous, and other specialty waste at Company-owned treatment, storage, and disposal facilities. WS encompasses the segment formerly known as Environmental Services but excludes our Energy Waste operations.

Field Services (“FS”) provides safe and compliant logistics and response solutions focusing on “in-field’ service offerings through our network of 10-day transfer facilities. Our logistics solutions include specialty waste packaging, collection, transportation, and total waste management. Our response solutions include land and marine based emergency response, OSRO standby compliance, remediation, and industrial services. The FS segment completes our vertically integrated model and serves to increase waste volumes into our Waste Solutions segment. FS is the segment formerly known as Field & Industrial Services.

Energy Waste (“EW”) provides safe and compliant energy waste management and critical support services to up-stream oil and gas customers in the Permian and Eagle Ford basins primarily operating in Texas. This segment was previously included in the former Environmental Services segment and includes all of the energy waste disposal services business of the legacy NRC operations and no legacy US Ecology operations.

FOURTH QUARTER 2020 RESULTS
Revenue was $241.1 million in the fourth quarter of 2020, up 4% compared to $231.3 million in the fourth quarter of 2019. US Ecology completed its acquisition of NRC Group Holdings Corp. (“NRC”) on November 1, 2019 and, as a result, the fourth quarter of 2019 includes only two months of NRC operations.

Revenue for the Waste Solutions segment was $105.7 million compared to $113.1 million in the fourth quarter of 2019 and was impacted by a Base Business decline of 8% reflecting slower manufacturing activity earlier in the year, a 3% decline in Event Business and a 13% decline in transportation revenue compared to the same period in 2019.

Revenue for the Field Services segment was $130.5 million, up from $105.5 million in the fourth quarter of 2019 and saw a benefit from increases in our Emergency Response, Small Quantity Generation and Transportation service lines, as well as an additional month of NRC results in the fourth quarter of 2020 compared to the fourth quarter of 2019.

Revenue for the Energy Waste segment was $4.8 million compared to $12.6 million in the fourth quarter of 2019, with the decrease driven by the severe declines in the energy markets intensified by the COVID-19 pandemic.

Operating loss was $89.2 million and reflects non-cash goodwill and intangible asset impairment charges of $80.3 million for the Energy Waste segment and $24.3 million for the Field Services segment. Excluding impairment charges, business development and integration expenses and property insurance recoveries, operating income was $19.6 million compared to $21.8 million in the fourth quarter of 2019.

Net loss was $92.4 million, or $2.97 per diluted share, compared to a net loss of $3.5 million, or $0.12 per diluted share, in the fourth quarter of 2019. Adjusted earnings per diluted share was $0.19 per diluted share and compares to adjusted earnings per diluted share of $0.38 in the fourth quarter of 2019.

Cash earnings per diluted share was $0.41 compared to $0.56 for the fourth quarter of 2019.

Adjusted EBITDA was $42.8 million compared to $46.2 million in the same quarter last year. The fourth quarter of 2019 included $2.1 million of business interruption insurance proceeds related to previous quarter business activity.

Definitions and reconciliations of net income to adjusted EBITDA, earnings per diluted share to adjusted earnings per diluted share, earnings per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

2020 RESULTS
Revenue grew 36% to $933.9 million compared to $685.5 million in 2019. Revenue for 2020 includes a full year of operations from NRC compared to only two months in 2019.

Net loss was $389.4 million, or $12.51 per diluted share, compared to net income of $33.1 million, or $1.40 per diluted share, in 2019. The Company recognized $404.9 million non-cash goodwill and intangible asset impairment charges related to our Energy Waste and Field Services segments in 2020.

Adjusted earnings per diluted share was $0.61 in 2020 compared to $1.96 for 2019.

Adjusted EBITDA was $170.2 million, up from $149.4 million in 2019.

Cash earnings per diluted share was $1.48 compared to $2.44 for 2019.

Adjusted free cash flow was $68.8 million, up 45% from $47.5 million in 2019.

Definitions and reconciliations of net income to adjusted EBITDA, earnings per diluted share to adjusted earnings per diluted share, earnings per diluted share to cash earnings per diluted share, and net cash provided by operating activities to adjusted free cash flow are attached as Exhibit A to this release.

Environmental, Social & Governance (“ESG”) UPDATE

US Ecology has undertaken expanded ESG initiatives intended to strengthen its business performance, improve reporting and develop goals to make a lasting impact on our environment, our people and the communities in which we live and operate. In 2020, we formed a separate Corporate Responsibility and Risk Committee of our Board of Directors to enhance our environmental and social reporting and we recently launched an ESG reporting portal on our website to better communicate these efforts to our stakeholders. The most recent report, presents our 2019 results and includes safety metrics that are significantly lower than industry averages as well as the significant contributions we make every day protecting the environment, including 3.2 billion pounds of waste entrusted to US Ecology for safe disposal or recycling and 69.6 million gallons of hazardous wastewater treated.

Consistent with the long-term goals of our customers, we continue to upgrade our infrastructure to be more energy efficient and continue to deploy capital investments to expand our recycling technologies. We are aggressively pursuing sustainable waste solutions including technologies to recycle, recover or reuse various waste streams. We are also looking at opportunities to reduce the carbon footprint of our fleet of over 1,100 trucks including through the potential use of fleet electrification. Finally, the addition of Mack L. Hogans to our Board of Directors in February 2021 adds to our already diverse Board of Directors and provides additional expertise, including ESG.

2021 BUSINESS OUTLOOK
“We are encouraged by the trends we saw in the fourth quarter of 2020 and the momentum we see early in 2021,” commented Feeler. “Our 2020 capital preservation initiatives and solid cash flow combined with the progress on the NRC integration have put us in a strong position to take advantage of any post-pandemic recovery to drive shareholder returns. Overall, we expect to see these positive trends drive revenue, adjusted EBITDA, and adjusted earnings per diluted share growth across all our business units. We also expect to grow adjusted free cash flow in 2021 despite an expected increase of over 50% in capital expenditures compared to 2020 as we recommence our regular capital investment programs. Our expected return to growth in 2021 also assumes that many of our capital preservation initiatives implemented last year are lifted and more normal business activities resume.”

The table below summarizes our 2021 business outlook:

(in millions, except per share data)

	Waste Solutions	Field Services	Energy Waste	Total Company
Revenue	$430 - $450	$485 - $510	$25 - $30	$940 - $990
Adjusted EBITDA	$185 - $189	$84 - $88	$1 - $4	$175 - $185
Adjusted earnings per diluted share	n/a	n/a	n/a	$0.65 - $0.88
Cash earnings per share	n/a	n/a	n/a	$1.46 - $1.69
Adjusted free cashflow	n/a	n/a	n/a	$60 - $77
Capital Expenditures	$53 -$55	$13 - $15	$7 - $9	$85 - $90

We expect our Waste Solutions segment to see a solid recovery in Base Business with growth ranging from 5% to 7% in 2021, driven by strengthening manufacturing activity. We expect much of this recovery to occur in the second quarter of 2021 through the balance of the year. We continue to see positive trends in our Event Business pipeline and expect a healthy year of activity. Given the strength in 2020, and with several larger projects completing, we expect our Event Business to be flat to up low single digits in 2021.

We expect our Field Services segment to produce another year of solid growth, driven by our Emergency Response, Small Quantity Generation and Industrial Services business lines and continuing benefits from the integration of NRC.

We expect improvement in our Energy Waste segment in 2021, compared to the low point in mid-2020, as the pace of oil and gas drilling activity increases in the Permian and Eagle Ford basins. The positive recovery in oil prices and increasing rig activity over the past quarter and into 2021 are a welcome sign of improvement. Despite this improvement, we remain cautious on the short to medium term strength of the recovery while remaining confident in the unique attributes and long-term viability of the assets and markets we serve.

Capital expenditures are expected to range between $85 million to $90 million in 2021, comprised of approximately $38 million in landfill capital expenditures, approximately $28 million in maintenance capital expenditures, and approximately $21 million in growth capital expenditures.

The following table reconciles our projected net income to our projected adjusted EBITDA guidance range:

	For the Year Ending December 31, 2021
(in thousands)	Low	High

Projected Net Income	$19,414	$26,725
Income tax expense	7,140	9,829
Interest expense, net	27,312	27,312
Other income	(318)	(318)
Depreciation and amortization of plant and equipment	72,362	72,362
Amortization of intangible assets	34,580	34,580
Accretion and non-cash adjustments of closure & post-closure obligations	5,354	5,354
Business Development & Integration Expense	1,155	1,155
Share-based compensation	8,001	8,001
Projected Adjusted EBITDA	$175,000	$185,000

The following table reconciles our projected earnings per diluted share to our projected adjusted earnings per diluted share and to our projected cash earnings per diluted share:

	For the Year Ending December 31, 2021
	Low	High

Projected earnings per diluted share	$0.62	$0.85

Adjustments:
Plus: Business development and integration expenses	$0.03	$0.03

Projected adjusted earnings per diluted share	$0.65	$0.88

Plus: projected amortization of Intangible assets	0.81	0.81

Projected cash earnings per diluted share	$1.46	$1.69

Shares used in earnings per diluted share calculation	31,376	31,376

The following table reconciles our projected net cash provided by operating activities to projected adjusted free cash flow:

	Year Ended December 31, 2021
(in thousands)	Low End of Guidance	High End of Guidance
Projected net cash provided by operating activities	$143,000	$155,000
Less: Purchases of property and equipment	(90,000)	(85,000)
Plus: Business development and integration expenses, net of tax	1,000	1,000
Plus: Purchases of property and equipment for the Idaho facility rebuild	4,000	4,000
Plus: Payment of deferred/contingent purchase consideration	2,000	2,000

Projected Adjusted Free Cash Flow	$60,000	$77,000

Our adjusted EBITDA and earnings per diluted share guidance excludes goodwill impairment charges, business development and integration expenses and foreign currency translation gains or losses.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Friday, February 26, 2021 at 10:00 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 877-512-4138 or 412-317-5478. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through March 5, 2021 by calling 877-344-7529 or 412-317-0088 and using the passcode 10152121. The replay will also be accessible on our website at www.usecology.com.

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com    www.usecology.com

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal, beneficial re-use, and recycling of hazardous, non-hazardous, radioactive and other specialty waste. US Ecology also provides a variety of vertically integrated field services including logistics and response at its customers in-field locations and through its network of 10-day transfer facilities. Logistics solutions include specialty waste packaging, collection lab pack, transportation, and total waste management. Response solutions include emergency response, oil spill response standby services, spill clean-up services, remediation, and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include developments related to the COVID-19 pandemic, fluctuations in commodity markets related to our business, the integration of NRC’s operations, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, a change in NRC’s classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on fourth-party contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Waste Solutions	$105,729	$113,159	$425,413	$440,547
Field Services	130,536	105,549	473,754	232,402
Energy Waste	4,809	12,560	34,687	12,560
Total	241,074	231,268	933,854	685,509

Gross profit
Waste Solutions	38,286	46,993	161,282	170,992
Field Services	27,902	17,642	82,266	35,007
Energy Waste	885	3,835	1,501	3,835
Total	67,073	68,470	245,049	209,834

Selling, general & administrative expenses
Waste Solutions	7,145	4,311	28,814	16,059
Field Services	14,653	12,895	58,027	23,774
Energy Waste	7,106	3,612	24,249	3,612
Corporate	22,728	42,622	89,977	97,678
Total	51,632	63,440	201,067	141,123

Goodwill and intangible asset impairment charges
Waste Solutions	-	-	-	-
Field Services	24,300	-	41,000	-
Energy Waste	80,300	-	363,900	-

Operating income (loss)	(89,159)	5,030	(360,918)	68,711

Other income (expense):
Interest income	7	38	258	605
Interest expense	(7,468)	(7,730)	(32,595)	(19,239)
Foreign currency loss	(979)	(120)	(1,134)	(733)
Other	406	113	788	455
Total other expense	(8,034)	(7,699)	(32,683)	(18,912)

Income (loss) before income taxes	(97,193)	(2,669)	(393,601)	49,799
Income tax (benefit) expense	(4,784)	795	(4,242)	16,659
Net income (loss)	$(92,409)	$(3,464)	$(389,359)	$33,140

Earnings (loss) per share:
Basic	$(2.97)	$(0.12)	$(12.51)	$1.41
Diluted	$(2.97)	$(0.12)	$(12.51)	$1.40

Shares used in earnings (loss) per share calculation:
Basic	31,078	27,916	31,126	23,521
Diluted	31,078	27,916	31,126	23,749

Dividends paid per share	$-	$0.18	$0.18	$0.72

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2020	December 31, 2019
Assets

Current Assets:
Cash and cash equivalents	$73,848	$41,281
Receivables, net	241,978	255,310
Prepaid expenses and other current assets	28,379	25,136
Income tax receivable	18,279	11,244
Total current assets	362,484	332,971

Property and equipment, net	456,637	478,768
Operating lease assets	51,474	57,396
Restricted cash and investments	5,598	5,069
Intangible assets, net	523,988	574,902
Goodwill	413,037	766,980
Other assets	18,065	15,158
Total assets	$1,831,283	$2,231,244

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$35,881	$46,906
Deferred revenue	15,267	14,788
Accrued liabilities	59,296	65,869
Accrued salaries and benefits	30,918	29,653
Income tax payable	977	726
Current portion of long-term debt	3,359	3,359
Current portion of closure and post-closure obligations	6,471	2,152
Current portion of operating lease liabilities	17,048	17,317
Total current liabilities	169,217	180,770

Long-term debt	782,484	765,842
Long-term closure and post-closure obligations	89,398	84,231
Long-term operating lease liabilities	35,069	39,954
Other long-term liabilities	32,201	20,722
Deferred income taxes, net	120,983	128,345
Total liabilities	1,229,352	1,219,864

Commitments and contingencies

Stockholders’ Equity

Common stock	315	315
Additional paid-in capital	820,567	816,345
Retained (deficit) earnings	(188,452)	206,574
Treasury stock	(15,841)	-
Accumulated other comprehensive loss	(14,658)	(11,854)
Total stockholders’ equity	601,931	1,011,380
Total liabilities and stockholders’ equity	$1,831,283	$2,231,244

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(389,359)	$33,140
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Goodwill impairment charges	404,900	-
Depreciation and amortization of property and equipment	66,561	41,423
Amortization of intangible assets	37,344	15,491
Accretion of closure and post-closure obligations	4,000	4,388
Integration-related property and equipment charges	3,067	-
Unrealized foreign currency gain	(1,472)	(666)
Deferred income taxes	(4,148)	6,601
Share-based compensation expense	6,651	5,544
Share-based payment of business development and integration expenses	1,182	3,717
Unrecognized tax benefits	(8)	(238)
Net loss on disposition of assets	1,504	426
Change in fair value of contingent consideration	(3,682)	349
Amortization of debt discount	161	27
Amortization of debt issuance costs	2,217	1,007
Gain on insurance proceeds from damaged property and equipment	-	(12,366)
Property and equipment impairment charges	-	25
Changes in assets and liabilities (net of effects of business acquisitions):
Receivables	8,381	(9,357)
Income tax receivable	(7,049)	(4,163)
Other assets	(5,443)	(2,163)
Accounts payable and accrued liabilities	(13,628)	(10,706)
Deferred revenue	(1,619)	967
Accrued salaries and benefits	(121)	8,326
Income tax payable	(549)	(244)
Closure and post-closure obligations	(1,744)	(1,912)
Net cash provided by operating activities	107,146	79,616

Cash Flows From Investing Activities:
Purchases of property and equipment	(57,399)	(58,100)
Business acquisitions, net of cash acquired	(3,309)	(399,599)
Proceeds from sale of property and equipment	1,897	1,182
Purchases of restricted investments	(1,615)	(1,197)
Proceeds from sale of restricted investments	1,483	1,145
Insurance proceeds from damaged property and equipment	1,305	12,714
Minority interest investment	-	(7,870)
Payment of acquired contingent consideration liabilities	-	(4,000)
Net cash used in investing activities	(57,638)	(455,725)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90,000	491,875
Payments on long-term debt	(74,500)	(80,000)
Proceeds from short-term borrowings	72,353	77,997
Payments on short-term borrowings	(72,353)	(77,997)
Repurchases of common stock	(18,332)	-
Dividends paid	(5,667)	(15,890)
Deferred financing costs paid	(1,144)	(9,416)
Payment of contingent consideration liabilities	(2,517)	-
Payment of equipment financing obligations	(6,327)	(1,539)
Other	28	(596)
Net cash (used in) provided by financing activities	(18,459)	384,434

Effect of foreign exchange rate changes on cash	1,915	1,062

Increase in cash and cash equivalents and restricted cash	32,964	9,387

Cash and cash equivalents and restricted cash at beginning of period	42,140	32,753

Cash and cash equivalents and restricted cash at end of period	$75,104	$42,140

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings (loss) per diluted share, cash earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings (loss) per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted earnings (loss) per diluted share does not reflect property insurance recoveries;
  Adjusted free cash flow does not reflect business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted free cash flow does not reflect capital expenditures associated with the rebuild of our Grand View, Idaho facility which are expected to be recovered through insurance proceeds;
  Adjusted free cash flow does not reflect payments of deferred/contingent purchase consideration.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, property insurance recoveries, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income (loss) and adjusted EBITDA for the three months and year ended December 31, 2020 and 2019:

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income (loss)	$(92,409)	$(3,464)	$(389,359)	$33,140
Income tax (benefit) expense	(4,784)	795	(4,242)	16,659
Interest expense	7,468	7,730	32,595	19,239
Interest income	(7)	(38)	(258)	(605)
Foreign currency loss	979	120	1,134	733
Other income	(406)	(113)	(788)	(455)
Property and equipment impairment charges	-	-	-	25
Goodwill and intangibles asset impairment charges	104,600	-	404,900	-
Depreciation and amortization of plant and equipment	11,730	14,767	66,561	41,423
Amortization of intangible assets	9,532	6,891	37,344	15,491
Share-based compensation	1,790	1,831	6,651	5,544
Accretion and non-cash adjustments of closure & post-closure obligations	188	991	4,000	4,388
Property insurance recoveries	-	(2,715)	-	(12,366)
Business development and integration expenses	4,114	19,454	11,621	26,150
Adjusted EBITDA	$42,795	$46,249	$170,159	$149,366

Adjusted Earnings (Loss) Per Diluted Share

The Company defines adjusted earnings (loss) per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of business development and integration costs, the after-tax impact of purchase accounting-related depreciation and amortization true-ups, the after-tax impact of property insurance recoveries, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per diluted share calculation.

Impairment charges excluded from the earnings (loss) per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets in 2020. Business development and integration costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. Purchase accounting-related depreciation and amortization true-ups relate to the retrospective impact of adjustments to the fair values of property, plant and equipment and intangible assets related to the NRC merger. Property and equipment impairment charges excluded from the earnings per diluted share calculation are related to the Company’s write-off of the net book value of damaged or destroyed property and equipment as a result of the accident at our Grand View, Idaho facility in November of 2018 while property insurance recoveries relate to payments received for the insured value of the damaged or destroyed property and equipment as a result of the accident. The foreign currency translation gains or losses excluded from the earnings (loss) per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, business development and integration costs, purchase accounting-related depreciation and amortization true-ups, property and equipment impairment charges and property insurance recoveries related to the accident at our Grand View, Idaho facility, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

Cash Earnings Per Diluted Share

The Company defines cash earnings per diluted share as adjusted earnings per diluted share (see definition above) plus amortization of intangible assets, net of tax.

The following reconciliation itemizes the differences between reported net income (loss) and earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share and cash earnings per diluted share for the three months and year ended December 31, 2020 and 2019:

(in thousands, except per share data)	Three Months Ended December 31,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share
As Reported	$(97,193)	$4,784	$(92,409)	$(2.97)	$(2,669)	$(795)	$(3,464)	$(0.12)

Adjustments:
Plus: Goodwill and intangible asset impairment charges	104,600	(5,776)	98,824	3.18	-	-	-	-
Plus: Business development and integration expenses	4,114	(1,131)	2,983	0.09	19,454	(3,576)	15,878	0.57
Less: Purchase accounting depreciation true-up related to prior periods	(5,734)	1,577	(4,157)	(0.13)	-	-	-	-
Less: Property insurance recoveries	-	-	-	-	(2,715)	733	(1,982)	(0.07)
Foreign currency loss	979	(269)	710	0.02	120	(32)	88	-

As Adjusted	$6,766	$(815)	$5,951	$0.19	$14,190	$(3,670)	$10,520	$0.38

Plus: Amortization of intangible assets	$9,532	$(2,619)	6,913	0.22	$6,891	$(1,838)	5,053	0.18

Cash earnings per diluted share	$16,298	$(3,434)	$12,864	$0.41	$21,081	$(5,508)	$15,573	$0.56

Shares used in (loss) earnings per diluted share calculation			31,078				27,916

(in thousands, except per share data)	Year Ended December 31,
	2020				2019
	(Loss) income before income taxes	Income tax benefit (expense)	Net (loss) income	per share	Income before income taxes	Income tax benefit (expense)	Net income	per share
As Reported	$(393,601)	$4,242	$(389,359)	$(12.51)	$49,799	$(16,659)	$33,140	$1.40

Adjustments:
Plus: Goodwill and intangible asset impairment charges	404,900	(5,776)	399,124	12.82	-	-	-	-
Plus: Business development and integration expenses	11,621	(3,196)	8,425	0.27	26,150	(4,192)	21,958	0.92
Plus: Property and equipment impairment charges	-	-	-	-	25	-	25	-
Less: Property insurance recoveries	-	-	-	-	(12,366)	3,339	(9,027)	(0.38)
Foreign currency loss	1,134	(312)	822	0.03	733	(198)	535	0.02

As Adjusted	$24,054	$(5,042)	$19,012	$0.61	$64,341	$(17,710)	$46,631	$1.96

Plus: Amortization of intangible assets	$37,344	$(10,275)	27,069	0.87	$15,491	$(4,184)	11,307	0.48

Cash earnings per diluted share	$61,398	$(15,317)	$46,081	$1.48	$79,832	$(21,894)	$57,938	$2.44

Shares used in (loss) earnings per diluted share calculation			31,126				23,749

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus payments of deferred/contingent purchase consideration, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the three months and year ended December 31, 2020 and 2019:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$23,902	$15,614	$107,146	$79,616
Less: Purchases of property and equipment	(12,275)	(19,657)	(57,399)	(58,100)
Plus: Business development and integration expenses, net of tax	2,983	15,878	8,425	21,958
Plus: Purchases of property and equipment for the Idaho facility rebuild	1,469	752	4,284	2,796
Plus: Payment of deferred/contingent purchase consideration	432	-	4,432	-
Plus: Proceeds from sale of property and equipment	818	633	1,897	1,182

Adjusted Free Cash Flow	$17,329	$13,220	$68,785	$47,452